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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             TRANSWITCH CORPORATION

                          (INCORPORATED APRIL 26, 1988)

                                   * * * * * *

     TranSwitch Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

          RESOLVED: That the first paragraph of ARTICLE FOURTH of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

          FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.001 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

     SECOND: That the foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of
Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this certificate of
Amendment to be executed by Dr. Santanu Das, its President, Chief Executive Officer and Chairman of the Board of Directors, this 28th day of June, 2000.

                                        /s/ Santanu Das
                                        ---------------
                                        Dr. Santanu Das
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Directors